EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1105

john.mills@icrinc.com

Cutera Reports Second Quarter 2014 Results

BRISBANE, California, August 4, 2014 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the second quarter ended June 30, 2014.

Key highlights for the second quarter of 2014 were as follows:

●	Commenced initial shipments of Excel HR, our dual wave length, premium laser for hair removal.
●

Net loss was $2.7 million, or $0.19 per diluted share. Non-cash expenses for stock-based compensation, depreciation, and intangible amortization totaled $1.0 million. This loss is largely attributed to ramp-up costs related to the expanded sales force and other investments in our North American commercial operations.

●	Expanded our International leadership.
●	Cash and marketable securities position: $81.6 million.

Kevin Connors, President and CEO of Cutera, stated, “Our U.S. revenue increased by 6%, led primarily by the expansion of our sales team and the initial commercial shipments of our recently launched Excel HR product. As a result of the sales force expansion, as well as other initiatives to improve our commercial performance, we anticipate continued improvement in North America in the second half of 2014.

“Our International revenue declined by 19%, which was primarily a result of softness in Japan and other Asia Pacific distributor businesses. We continue to believe that greater focus, coupled with strategic investments in our international business are an important component of our global expansion plan. To better capture improved performance in these markets, I am pleased with the recent addition of Miguel Pardos to lead our international business operations. Miguel is an industry veteran with a proven track record in developing and expanding international sales. He has a strong technical and clinical knowledge of aesthetic products and is well connected in our industry. I am thrilled Miguel has joined our team and believe that he, along with other strategic investments in our distribution infrastructure, will be instrumental in increasing our international market share commencing in the second half of 2014.

“Product development efforts remain on schedule. Initial shipments of our Excel HR product commenced at quarter-end. Hair removal continues to be one the largest market segments in the energy-based aesthetic industry and we have expanded our portfolio of premium products for dermatologists and other core physicians. We are pleased with the early customer response to this innovative technology and are actively expanding our production efforts to meet customer demand. Turning to our picosecond technology development efforts, we expect shipments of our Enlighten product for the removal of benign pigment lesions and tattoos to commence in the fourth quarter. Enlighten has received CE Mark approval and is currently pending 510(k) clearance by the FDA. We have submitted two 510(k) applications to the FDA and both included data from clinical studies.

“We believe the market is healthy for aesthetic light and energy based systems and that our broad range of products, recently expanded sales force, and the expected market penetration of our new products, strategically positions us to capture larger share in the future.”

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PDT (5:00 p.m. EDT) on August 4, 2014. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PDT (11:59 p.m. EDT) on August 28, 2014. In addition, you may call 877-705-6003 to listen to the live broadcast.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, improve cash generation from operations, improve gross and net operating margins, develop and commercialize existing and new products and applications, ability to grow the Company’s market share, realize benefits from additional investment and the expansion of its sales force, the regulatory timeline and expected launch date of planned new products, and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission today- August 4, 2014. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the second quarter ended June 30, 2014, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	March 31,	June 30,
	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$10,902	$10,743	$11,885
Marketable investments	70,696	73,079	77,741
Accounts receivable, net	7,596	6,588	7,542
Inventories	10,030	9,640	10,518
Deferred tax asset	32	31	39
Other current assets and prepaid expenses	1,772	2,404	1,429
Total current assets	101,028	102,485	109,154

Property and equipment, net	1,329	1,358	1,338
Deferred tax asset, net of current portion	342	337	504
Intangibles, net	1,632	1,825	2,218
Goodwill	1,339	1,339	1,339
Other long-term assets	15	21	348
Total assets	$105,685	$107,365	$114,901

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,028	$2,483	$2,430
Accrued liabilities	7,473	7,805	7,668
Deferred revenue	8,561	8,058	6,993
Total current liabilities	18,062	18,346	17,091

Deferred revenue, net of current portion	4,578	4,324	2,844
Income tax liability	144	118	325
Other long-term liabilities	1,141	1,200	1,386
Total liabilities	23,925	23,988	21,646

Stockholders’ equity:
Common stock	14	14	15
Additional paid-in capital	102,649	101,541	105,954
Accumulated deficit	(20,971)	(18,230)	(12,674)
Accumulated other comprehensive income (loss)	68	52	(40)
Total stockholders' equity	81,760	83,377	93,255
Total liabilities and stockholders' equity	$105,685	$107,365	$114,901

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Net revenue	$17,724	$16,189	$19,560
Cost of revenue	7,848	7,303	8,442
Gross profit	9,876	8,886	11,118

Operating expenses:
Sales and marketing	7,754	7,331	7,170
Research and development	2,622	2,644	2,217
General and administrative	2,335	2,564	2,354

Total operating expenses	12,711	12,539	11,741
Loss from operations	(2,835)	(3,653)	(623)
Interest and other income, net	138	80	75
Loss before income taxes	(2,697)	(3,573)	(548)
Provision for income taxes	44	37	90
Net loss	$(2,741)	$(3,610)	$(638)
Net loss per share:
Basic	$(0.19)	$(0.26)	$(0.04)
Diluted	$(0.19)	$(0.26)	$(0.04)

Weighted-average number of shares used in per share calculations:
Basic	14,231	14,021	14,723
Diluted	14,231	14,021	14,723

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Cash flows from operating activities:
Net loss	$(2,741)	$(3,610)	$(638)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	693	625	802
Depreciation and amortization	329	331	326
Other	(4)	97	16
Changes in assets and liabilities:
Accounts receivable	(1,012)	3,091	(728)
Inventories	(390)	(634)	573
Other current assets and prepaid expenses	693	(792)	182
Other long-term assets	6	303	14
Accounts payable	(455)	663	269
Accrued liabilities	(351)	(1,534)	552
Other long-term liabilities	(71)	(70)	(56)
Deferred revenue	757	548	533
Income tax liability	26	10	5
Net cash provided by (used in) operating activities	(2,520)	(972)	1,850

Cash flows from investing activities:
Acquisition of property, equipment and software	(44)	(239)	(132)
Proceeds from sales of marketable investments	1,481	3,200	4,475
Proceeds from maturities of marketable investments	11,925	7,240	5,150
Purchase of marketable investments	(11,059)	(16,791)	(16,770)
Net cash provided by (used in) investing activities	2,303	(6,590)	(7,277)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	415	2,096	64
Payments on capital lease obligations	(39)	(33)	(24)
Net cash provided by financing activities	376	2,063	40

Net increase (decrease) in cash and cash equivalents	159	(5,499)	(5,387)
Cash and cash equivalents at beginning of period	10,743	16,242	17,272
Cash and cash equivalents at end of period	$10,902	$10,743	$11,885

CUTERA, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended			% Change
	Q2	Q1	Q2	Q2 '14 Vs.	Q2 '14 Vs.
	2014	2014	2013	Q1 '14	Q2 '13
Revenue By Geography:
United States	$8,109	$6,017	$7,660	+35%	+6%
International	9,615	10,172	11,900	-5%	-19%
	$17,724	$16,189	$19,560	+9%	-9%
International as a percentage of total revenue	54%	63%	61%
Revenue By Product Category:
Products and upgrades	$11,366	$9,484	$13,034	+20%	-13%
Service	4,553	4,437	4,507	+3%	+1%
Titan and truSculpt hand piece refills	1,005	1,041	1,106	-3%	-9%
Dermal fillers and cosmeceuticals	800	1,227	913	-35%	-12%
	$17,724	$16,189	$19,560	+9%	-9%

	Three Months Ended
	Q2	Q1	Q2
	2014	2014	2013
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$139	$132	$166
Sales and marketing	148	71	198
Research and development	115	124	89
General and administrative	291	298	349
	$693	$625	$802